Exhibit 99.1

News Release

MEDIA:	ANALYSTS:	Corporate Affairs
Ken Herz	Steve Lackey	One Mellon Center
(412) 234-0850	(412) 234-5601	Pittsburgh, PA 15258-0001
Ron Sommer	Andy Clark
(412) 236-0082	(412) 234-4633

FOR IMMEDIATE RELEASE

MELLON REPORTS FIRST QUARTER CONTINUING EPS OF $.49

— Investment management fees increased 22%, institutional trust and custody fees increased 29%,

Dividend increased 10% —

PITTSBURGH, April 18, 2006 — Mellon Financial Corporation (NYSE:MEL) today reported income from continuing operations of $202 million, or 49 cents per share, in the first quarter of 2006. This compares to income from continuing operations of $305 million, or 72 cents per share, in the first quarter of 2005, and $208 million, or 50 cents per share, in the fourth quarter of 2005.

Income from continuing operations in the first quarter of 2006 included pre-tax expenses of $19 million, or 3 cents per share, recorded in connection with payments, awards and benefits payable to our former chairman and chief executive officer, pursuant to his employment agreement, while income from continuing operations in the first quarter of 2005 included a pre-tax gain of $197 million from the sale of our remaining interest in Shinsei Bank together with other expenses of $15 million which netted to 28 cents per share. These amounts are detailed on a supplemental table on page 12 of this release. Excluding these amounts, earnings per share from continuing operations in the first quarter of 2006 increased 18% compared to the first quarter of 2005.

“We continued to enjoy excellent growth in the profitability of our Asset Management and Asset Servicing businesses, as pre-tax income in these sectors on a combined basis increased 23% compared to the first quarter of 2005, driven by new client wins, strong investment performance and relatively strong capital markets. Our first quarter results demonstrate the core strength of our focus on Asset Management and Asset Servicing, as these businesses represented 81% of our revenue and, excluding the impact of the $19 million charge, 89% of our pre-tax profit. Our goal is to deliver more consistent earnings growth by improving our operating margins, while maintaining excellent investment and operating performance for our clients,” said Robert P. Kelly, chairman, president and chief executive officer of Mellon Financial Corporation.

Net income, including discontinued operations, totaled $207 million, or 50 cents per share, in the first quarter of 2006, compared with $255 million, or 60 cents per share, in the first quarter of 2005, and $208 million, or 50 cents per share, in the fourth quarter of 2005.

Mellon increased its quarterly common stock dividend by 10% or 2 cents per share to 22 cents per share. This cash dividend is payable on Monday, May 15, 2006, to shareholders of record at the close of business on Friday, April 28, 2006.

First Quarter Highlights of Continuing Operations (comparisons are with the first quarter of 2005, unless noted otherwise).

•	Total fee and other revenue excluding the Shinsei gain noted above, increased $185 million, or 19%, and represented 90% of total revenue. Including the Shinsei gain, total fee and other revenue decreased $12 million, or 1%.

Mellon Reports Earnings

April 18, 2006

•	Assets under management increased 11% to a record level of $808 billion at March 31, 2006. Assets under custody or administration increased 25% to a record level of $4.125 trillion at March 31, 2006. Assets under management increased 3% (unannualized), and assets under custody or administration increased 6% (unannualized) compared to Dec. 31, 2005.

•	Investment management fee revenue increased 22% to $524 million. The increase reflects improved equity markets, higher performance fees and net inflows.

•	Institutional trust and custody fee revenue, including securities lending revenue, increased 29% to a record level of $224 million. The increase reflects the benefit of net new business, the acquisitions of Mellon Analytical Solutions and DPM Mellon and higher equity market levels.

•	Net interest revenue (FTE) totaled $130 million, an increase of $9 million or 7%. The increase is due to a higher level of investment securities and to a higher average level of noninterest-bearing deposits. FTE and non-FTE amounts appear on page 12.

•	Total revenue amounted to $1.266 billion (non-FTE), a decrease of $3 million. Excluding the Shinsei gain, total revenue increased 18% compared to the first quarter of 2005, and also excluding the impact of acquisitions, increased 16%.

•	Total operating expense in the first quarter of 2006 was $966 million, an increase of 20%. Excluding the expenses detailed in the supplemental table on page 12, operating expense totaled $947 million in the first quarter of 2006 compared with $789 million in the first quarter of 2005, an increase of 20%.

The higher level of operating expense (excluding the amounts detailed on the supplemental table) was due principally to: a higher level of incentives associated with new business generation and performance fees reflecting a higher proportion of asset management activities in our business mix ($45 million), as well as higher stock option expense ($2 million); a higher level of distribution and servicing expenses ($34 million); and an increase in pension and severance expense ($6 million). Acquisitions added $34 million to operating expense compared to the first quarter of 2005. The remaining growth was principally in support of new business. Excluding the impact of acquisitions, operating expense increased 16%.

•	The pre-tax margin (FTE) for the first quarter of 2006 was 24%. Excluding the amounts detailed on the supplemental schedule on page 12, the pre-tax margin for the first quarter of 2006 was 26% and the pre-tax margin for the first quarter of 2005 was 27%.

•	The tax rate was 32.5% for the first quarter of 2006 compared to 34.4% for the first quarter of 2005 and 32.6% for the fourth quarter of 2005. It is currently anticipated that the tax rate for the second quarter and full-year 2006 will remain at approximately 32.5%.

•	Return on common shareholders’ equity was 19.7% for the first quarter of 2006.

•	The tangible shareholders’ equity ratio was 5.26% at March 31, 2006 compared to 5.19% at Dec. 31, 2005.

•	Mellon repurchased 4.3 million shares of common stock during the first quarter, resulting in a net share reduction of 1.9 million shares. An additional 1 million shares were repurchased on April 4, 2006.

Mellon Reports Earnings

April 18, 2006

Throughout this earnings release, certain first quarter 2005/2006 measures, which are noted, exclude certain items. We believe these measures are useful to the investment community in analyzing the financial results and trends of ongoing operations. We believe they facilitate comparisons with prior periods and reflect the principal basis on which our management monitors financial performance. See page 12 for a reconciliation of Reported Amounts presented in accordance with Generally Accepted Accounting Principles (GAAP) to Adjusted non-GAAP Amounts, which exclude these items. We do not believe any adjustments to Reported Amounts for the fourth quarter of 2005 are necessary to facilitate comparisons with the first quarter of 2006. We have made no adjustments to fourth quarter 2005 Reported Amounts for the purpose of our internal assessment of quarterly financial performance.

During the first quarter of 2006 we moved the financial results of Mellon 1st Business Bank, National Association, to the Private Wealth Management sector from the Other sector (previously the Treasury Services/Other Activity sector). This change reflects the similar nature of products and clients of Mellon 1st Business Bank with other reporting units in the Private Wealth Management sector, as well as our organizational structure, as the management of Mellon 1st Business Bank reports to the head of Private Wealth Management. Historical sector results for Private Wealth Management and Other have been restated to reflect this change.

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and high net worth individuals, providing institutional asset management, mutual funds, private wealth management, asset servicing, payment solutions and investor services, and treasury services. Mellon has approximately $4.9 trillion in assets under management, custody and administration, including $808 billion under management. News and other information about Mellon is available at www.mellon.com.

Conference Call and Supplemental Data

Robert P. Kelly, chairman, president and chief executive officer; Steven G. Elliott, senior vice chairman; and Michael A. Bryson, chief financial officer along with other members of executive management, will host a conference call and simultaneous live audio webcast at 8:00 a.m. EDT on Tuesday, April 18, 2006. This conference call and audio webcast will include forward-looking information and may include other material information. Persons wishing to access the conference call and audio webcast may do so by dialing (888) 466-9857 (U.S.) and (847) 619-6150 (international), or by logging on to www.mellon.com. The earnings release, together with the quarterly earnings summary, will be discussed in the conference call and audio webcast, and will be available at www.mellon.com beginning at approximately 6:30 a.m. EDT on April 18. Replays of the conference call and audio webcast will be available beginning April 18 at approximately 5 p.m. EDT until Tuesday, May 2, 2006 at 5 p.m. EDT by dialing (888) 895-5637 (U.S.) or (630) 652-3017 (international). The archived version of the conference call and audio webcast will also be available at www.mellon.com for the same time period.

Note: Access to the Quarterly Earnings Summary including supplemental financial trends is available via www.mellon.com/investorrelations/financialtrends. The Quarterly Earnings Summary and supplemental financial trends have been updated through March 31, 2006 and include data that previously had been included in the earnings release.

This earnings release contains statements relating to future results of the Corporation that are considered “forward-looking statements.” These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, the expected second quarter and full-year 2006 tax provisioning rate. These forward-looking statements and other forward-looking statements contained in other public disclosures of the Corporation, which make reference to the cautionary factors contained in this earnings release, are based on assumptions that involve risks and uncertainties and that are subject to change based on various important factors (some of which are beyond the Corporation’s control). Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, geographic sources of income and levels of tax-free income, as well as other risks and uncertainties detailed elsewhere in this earnings release and in the Corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2005 and in subsequent reports filed by the Corporation with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. All statements speak only as of April 18, 2006, and the Corporation undertakes no obligation to update any statement to reflect events or circumstances after April 18, 2006 or to reflect the occurrence of unanticipated events.

Mellon Reports Earnings

April 18, 2006

FINANCIAL HIGHLIGHTS

Mellon Financial Corporation

	Quarter ended
(dollar amounts in millions, except per share amounts and unless otherwise noted; common shares in thousands)	March 31, 2006		Dec. 31, 2005	March 31, 2005
Continuing Operations:
Noninterest revenue	$1,140		$1,107	$1,152
Net interest revenue	126		123	117
Total revenue (GAAP)	$1,266		$1,230	$1,269
Non-GAAP adjusted (a)	$1,266		$1,230	$1,072

Return on equity	19.7%		20.1%	29.6%
Fee and other revenue as a percentage of total revenue (FTE)	90%		90%	91%
Non-GAAP adjusted (a)	90%		90%	89%
Pre-tax operating margin (FTE) (GAAP)	24%		26%	37%
Non-GAAP adjusted (a)	26%		26%	27%
Net interest margin (FTE)	1.95%		1.85%	1.92%

Selected average balances:
Interest-earning assets	$26,900		$27,064	$25,156
Total assets	$37,515		$37,988	$36,869
Interest-bearing deposits	$15,295		$16,013	$15,913
Noninterest-bearing deposits	$8,274		$7,892	$7,122
Shareholders’ equity	$4,157		$4,114	$4,178

Average common shares and equivalents outstanding:
Basic	409,555		412,081	419,662
Diluted	414,248		415,534	423,137

Period-end data

Assets under management (in billions)	$808		$781	$729
Net inflows (for the quarter, in billions)	$9		$8	$32
Assets under custody or administration (in billions)	$4,125		$3,908	$3,293

Employees (b)	16,600		16,700	16,000
Total shareholders’ equity to assets ratio	11.07%		10.86%	11.23%
Tangible shareholders’ equity to assets ratio	5.26%		5.19%	5.38%
Tier I capital ratio	11.3	% (c)	10.90%	10.79%
Total (Tier I plus Tier II) capital ratio	17.5	% (c)	16.87%	16.83%
Leverage capital ratio	8.6	% (c)	8.33%	8.06%

Book value per common share	$10.15		$10.11	$9.93
Tangible book value per common share	$4.53		$4.54	$4.47
Closing common stock price per share	$35.60		$34.25	$28.54
Market capitalization	$14,723		$14,230	$12,078

(a)	These amounts are detailed on a supplemental table on page 12.
(b)	The increase compared with March 31, 2005 is primarily due to acquisitions.
(c)	Preliminary.

Note: Throughout this earnings release, all information is reported on a continuing operations basis unless otherwise noted, and all calculations are based on unrounded numbers. Quarterly returns are annualized. Certain amounts are presented on a fully taxable equivalent (FTE) basis. We believe that this presentation provides comparability of amounts arising from both taxable and tax-exempt sources, and is consistent with industry practice. The adjustment to an FTE basis has no impact on net income.

Mellon Reports Earnings

April 18, 2006

CONDENSED CONSOLIDATED INCOME STATEMENT

Mellon Financial Corporation

	Quarter ended
(in millions, except per share amounts)	March 31, 2006	Dec. 31, 2005	March 31, 2005
Noninterest revenue
Investment management	$524	$524	$429
Distribution and service	98	90	71
Institutional trust and custody	224	214	174
Payment solutions & investor services	121	126	134
Foreign exchange trading	58	46	54
Financing-related/equity investment	54	49	251
Other	61	58	39

Total fee and other revenue	1,140	1,107	1,152
Gains on sales of securities	—	—	—

Total noninterest revenue	1,140	1,107	1,152

Net interest revenue
Interest revenue	335	325	249
Interest expense	209	202	132

Net interest revenue	126	123	117
Provision for credit losses	1	5	(1)

Net interest revenue after provision for credit losses	125	118	118

Operating expense
Staff:
Compensation	272	264	247
Incentives	171	134	108
Employee benefits	76	66	66

Total staff	519	464	421
Professional, legal and other purchased services	115	123	100
Distribution and servicing	115	106	81
Net occupancy	59	59	59
Equipment	44	47	41
Business development	26	28	21
Communications	24	21	25
Amortization of intangible assets	7	8	6
Other	57	60	50

Total operating expense	966	916	804

Income
Income from continuing operations before income taxes	299	309	466
Provision for income taxes	97	101	161

Income from continuing operations	202	208	305
Discontinued operations:
Loss from operations after-tax	—	—	(51)
Net gain on disposals after-tax	5	—	1

Income (loss) from discontinued operations, net of tax benefit of $5, $3 and $13	5	—	(50)

Net income	$207	$208	$255

Earnings per share
Basic:
Income from continuing operations	$.49	$.51	$.73
Net income	$.51	$.50	$.61
Diluted:
Income from continuing operations	$.49	$.50	$.72
Net income	$.50	$.50	$.60

Mellon Reports Earnings

April 18, 2006

CONDENSED CONSOLIDATED BALANCE SHEET

Mellon Financial Corporation

(dollar amounts in millions)	March 31, 2006	Dec. 31, 2005	March 31, 2005
Assets
Cash and due from banks	$2,239	$2,373	$2,803
Money market investments	2,026	3,085	4,021
Trading account securities	415	269	322
Securities available for sale	18,170	17,245	14,200
Investment securities (approximate fair value of $163, $170, and $205)	160	167	200
Loans	6,499	6,573	7,078
Reserve for loan losses	(60)	(63)	(87)

Net loans	6,439	6,510	6,991
Premises and equipment	676	656	598
Goodwill	2,180	2,166	2,160
Other intangibles	145	148	153
Assets of discontinued operations	—	—	518
Other assets	5,471	6,059	5,466

Total assets	$37,921	$38,678	$37,432

Liabilities
Deposits	$23,091	$26,074	$23,988
Short-term borrowings	3,140	845	1,173
Other liabilities	2,888	2,852	2,650
Notes and debentures (with original maturities over one year)	3,570	3,663	4,276
Junior subordinated debentures	1,034	1,042	1,049
Liabilities of discontinued operations	—	—	93

Total liabilities	33,723	34,476	33,229

Shareholders’ equity
Common stock - $.50 par value Authorized - 800,000,000 shares, Issued – 588,661,920 shares	294	294	294
Additional paid-in capital	1,951	1,953	1,926
Retained earnings	6,967	6,842	6,574
Accumulated unrealized loss, net of tax	(135)	(84)	(18)
Treasury stock of 175,106,826; 173,183,019 and 165,459,125 shares, at cost	(4,879)	(4,803)	(4,573)

Total shareholders’ equity	4,198	4,202	4,203

Total liabilities and shareholders’ equity	$37,921	$38,678	$37,432

Mellon Reports Earnings

April 18, 2006

Business Sectors

Our lines of business are aggregated into five business sectors: Mellon Asset Management, Private Wealth Management, Asset Servicing, Payment Solutions & Investor Services (PS&IS) and Other.

During the first quarter of 2006 we moved the financial results of Mellon 1st Business Bank, National Association, to the Private Wealth Management sector from the Other sector (previously the Treasury Services/Other Activity sector). This change reflects the similar nature of products and clients of Mellon 1st Business Bank with other reporting units in the Private Wealth Management sector, as well as our organizational structure, as the management of Mellon 1st Business Bank reports to the head of Private Wealth Management. Historical sector results for Private Wealth Management and Other have been restated to reflect this change.

In addition, consistent with refinements to our economic capital models, as well as changes in business activity and risk profiles, we adjusted our allocations of common equity and trust-preferred for 2006 to better reflect the operational, credit, market and strategic risk inherent in each business sector. Overall, slightly less capital was allocated to Payment Solutions & Investor Services, Mellon Asset Management and Private Wealth Management and slightly more to Asset Servicing, but overall the changes were not significant.

Mellon Asset Management

	Quarter ended			1Q06 vs. 1Q05
(dollar amounts in millions, unless otherwise noted, presented on an FTE basis)	March 31, 2006	Dec. 31, 2005	March 31, 2005
Total fee and other revenue	$554	$538	$435	28%
Net interest revenue (expense)	(4)	(5)	(4)	—

Total revenue	550	533	431	28
Operating expense	390	372	323	21

Income from continuing operations before taxes	$160	$161	$108	47%

Market value of assets under management at period end (in billions)(a)	$649	$625	$585	11%
Memo: Performance fees	$58	$77	$27	114%

Return on common equity	44%	43%	29%
Pre-tax operating margin	29%	30%	25%

(a)	Before amounts subadvised for other sectors.

Mellon Asset Management, a multi-boutique asset manager, offers a broad range of investment products primarily to institutional investors as well as individual mutual fund investors. Results for the first quarter of 2006 compared with the first quarter of 2005 reflect:

•	positive operating leverage, as revenue growth of 28% exceeded expense growth of 21%, resulting in a 400 basis point increase in pre-tax operating margin

•	a 28% increase in total fee and other revenue driven by improved equity markets, higher performance fees, strong net inflows from net new business and higher distribution and servicing fees

•	a 114% increase in performance fees driven by an increased number of client mandates with performance fee opportunities as well as continued strong investment performance

•	an 11% increase in assets under management due to the improved equity markets and net inflows of $29 billion from March 31, 2005

Mellon Reports Earnings

April 18, 2006

Private Wealth Management (a)

	Quarter ended			1Q06 vs. 1Q05
(dollar amounts in millions, unless otherwise noted, presented on an FTE basis)	March 31, 2006	Dec. 31, 2005	March 31, 2005
Total fee and other revenue	$98	$95	$89	11%
Net interest revenue	74	76	80	(8)

Total revenue	172	171	169	2
Operating expense	103	100	91	13

Income from continuing operations before taxes	$69	$71	$78	(11)%

Market value of total client assets at period end (in billions)	$89	$86	$77	15%

Return on common equity	34%	32%	35%
Pre-tax operating margin	40%	41%	46%

(a)	In the first quarter of 2006, the financial results of Mellon 1st Business Bank, National Association, were moved to the Private Wealth Management sector from the former Treasury Services/Other Activity sector. All prior periods have been restated.

Private Wealth Management provides investment management, wealth management and comprehensive financial management services to the high net worth market. Results for the first quarter of 2006 compared with the first quarter of 2005 reflect:

•	an 11% increase in total fee and other revenue driven by net new business, improved equity markets and to a lesser degree the acquisition of City Capital in Atlanta

•	an 8% decrease in net interest revenue due principally to narrower spreads earned on deposit accounts as rates paid to depositors increased faster than portfolio yields on short to medium term securities in which the excess deposits were invested

•	negative operating leverage due to the decline in net interest revenue and the expense impact of business growth initiatives

•	a 15% increase in total client assets resulting from net new business noted above, particularly in Family Office and Private Wealth business in the Boston market, as well as acquisitions

Mellon Reports Earnings

April 18, 2006

Asset Servicing

	Quarter ended			1Q06 vs. 1Q05
(dollar amounts in millions, unless otherwise noted, presented on an FTE basis)	March 31, 2006	Dec. 31, 2005	March 31, 2005
Total fee and other revenue	$287	$269	$224	28%
Net interest revenue	26	20	19	34

Total revenue	313	289	243	29
Operating expense	245	238	188	30

Income from continuing operations before taxes	$68	$51	$55	23%

Market value of assets under management at period end (in billions)(a)	$104	$103	$95	9%
Market value of assets under custody or administration at period end (in billions)	$4,091	$3,874	$3,259	26%

Return on common equity	34%	27%	30%
Pre-tax operating margin	22%	18%	23%

MEMO:
Total joint venture revenue (b)	$119	$107	$93	28%

(a)	Represents the investment of securities lending cash collateral managed by the Asset Servicing sector.
(b)	Mellon’s portion of total joint venture revenue is not included in our reported fee revenue.

Asset Servicing provides institutional trust and custody related services such as securities lending, investment management back office outsourcing, performance measurement, fund administration and foreign exchange and derivative products to corporate and public retirement funds, foundations and endowments and global financial institutions. Results for the first quarter of 2006 compared with the first quarter of 2005 reflect:

•	a 29% increase in total revenue driven by: trust and custody revenue from new business wins and conversions; higher joint venture earnings, higher foreign exchange revenue and securities lending revenue, all due to increased volumes and favorable market conditions; and the impact of the Mellon Analytical Solutions (MAS) and DPM acquisitions ($24 million). Total revenue increased 19% excluding the impact of acquisitions

•	slightly negative operating leverage, as positive operating leverage in our core business was impacted by the MAS and DPM Mellon acquisitions

•	a 26% increase in assets under custody or administration to a record level of $4.1 trillion due to favorable market conditions and a record level of net custody conversions of approximately $400 billion during the past 12 months

Mellon Reports Earnings

April 18, 2006

Payment Solutions & Investor Services

	Quarter ended			1Q06 vs. 1Q05
(dollar amounts in millions, presented on an FTE basis)	March 31, 2006	Dec. 31, 2005	March 31, 2005
Total fee and other revenue	$126	$133	$142	(12)%
Net interest revenue	41	38	37	12

Total revenue	167	171	179	(7)
Operating expense	129	132	133	(3)

Income from continuing operations before taxes	$38	$39	$46	(16)%
Return on common equity	39%	31%	38%
Pre-tax operating margin	23%	23%	26%

Payment Solutions & Investor Services provides global cash management and shareholder services to corporations, institutions and government agencies. Results for the first quarter of 2006 compared with the first quarter of 2005 reflect:

•	a decline in total fee and other revenue due to lower ancillary services revenue at Mellon Investor Services, lower processing volumes at Global Cash Management and higher net interest revenue for operating services in lieu of paying fees

•	higher net interest revenue from higher volumes and increased spreads on Mellon Investor Services and Global Cash Management noninterest-bearing customer deposits reflecting the higher interest rates at which excess deposits were invested

•	a reduction in operating expense from lower staff costs on lower processing volumes was offset by a decline in revenue, resulting in a lower pre-tax margin and negative operating leverage

Other

A net loss of $23 million was recorded in the Other sector for the first quarter of 2006, compared to net income of $193 million in the first quarter of 2005 and $1 million in the fourth quarter of 2005. These results reflect, among other items:

•	a 1Q06 pre-tax charge of $19 million, or $.03 per share, in connection with payments, awards and benefits payable to our former chairman and chief executive officer, pursuant to his employment agreement

•	venture capital net gains of $17 million in 1Q06 compared with $15 million in 4Q05 and $16 million in 1Q05

•	the sale of the large corporate real estate loan portfolio in the first quarter of 2006 at a gain of $7 million (reported in financing-related revenue), partially offset by severance and other expenses of $2 million, for a net gain of $5 million

•	severance expense of $3 million in 1Q06, which includes the severance related to the sale of the large corporate real estate loan portfolio

Mellon Reports Earnings

April 18, 2006

Income Taxes

Mellon’s effective tax rate on income from continuing operations was 32.5% in 1Q06, compared with 32.6% in 4Q05 and 34.4% in 1Q05. It is currently anticipated that the effective tax rate for the second quarter and full-year 2006 will remain at approximately 32.5%.

Nonperforming Assets

Nonperforming assets totaled $16 million at March 31, 2006, unchanged from Dec. 31, 2005 and down from $28 million at March 31, 2005. The decrease compared with March 31, 2005 primarily resulted from principal payments. At March 31, 2006, total nonperforming assets were comprised of nonperforming loans and leases of $10 million of regional airline leases, $3 million of various smaller loans and $3 million of acquired assets related to former airline leases.

Provision and Reserve for Credit Exposure

The provision for credit losses totaled $1 million in 1Q06, compared with a negative provision of $1 million in 1Q05 and a provision of $5 million in 4Q05. The reserve for loan losses was $60 million at March 31, 2006, compared with $63 million at Dec. 31, 2005 and $87 million at March 31, 2005. The reserve for unfunded commitments was $82 million at March 31, 2006, compared with $78 million at Dec. 31, 2005 and $77 million at March 31, 2005.

Discontinued Operations

On March 16, 2005, we announced the signing of a definitive agreement to sell our human resources (HR) consulting practices, benefits administration and business process outsourcing businesses to ACS. The sale closed on May 26, 2005. In the first quarter of 2005, we applied discontinued operations accounting to these businesses that were included in the former Human Resources & Investor Solutions sector. The $5 million after-tax net gain on disposals recorded in the first quarter of 2006 primarily resulted from the recognition of a tax benefit on the sale of a foreign HR business subsidiary not included in the ACS transaction. All information in this earnings release reflects continuing operations, unless otherwise noted.

Mellon Reports Earnings

April 18, 2006

Supplemental Information - Reconciliation of Reported GAAP Amounts to Adjusted Non-GAAP Amounts

Reported Amounts are presented in accordance with GAAP. We believe that this supplemental adjusted non-GAAP information is useful to the investment community in analyzing the financial results and trends of ongoing operations. We believe it facilitates comparisons with prior periods and reflects the principal basis on which our management monitors financial performance. See the table below for a reconciliation of first quarter 2006 and 2005 Reported Amounts presented in accordance with GAAP to Adjusted non-GAAP Amounts, which exclude these items. We do not believe any adjustments to Reported Amounts for the fourth quarter of 2005 are necessary to facilitate comparisons with the first quarter of 2006. We have made no adjustments to fourth quarter 2005 Reported Amounts for the purpose of our internal assessment of quarterly financial performance.

Supplemental information	First Quarter 2006				First Quarter 2005				Adjusted Amounts (non-GAAP) % Change
(dollar amounts in millions)	Reported Amounts (GAAP)	Adjustments		Adjusted Amounts (non-GAAP)	Reported Amounts (GAAP)	Adjustments		Adjusted Amounts (non-GAAP)
Noninterest revenue:
Fee and other revenue	$1,140	$—		$1,140	$1,152	$(197	)(b)	$955
Gains on sales of securities	—	—		—	—	—		—

Total noninterest revenue	1,140	—		1,140	1,152	(197)		955	19%

Net interest revenue	126	—		126	117	—		117	7%

Total revenue	1,266	—		1,266	1,269	(197)		1,072	18%

Provision for credit losses	1	—		1	(1)	—		(1)

Operating expense:
Staff:
Compensation	272	(2	)(a)	270	247	—		247
Incentives	171	(16	)(a)	155	108	—		108
Employee benefits	76	(1	)(a)	75	66	—		66

Total staff	519	(19)		500	421	—		421
Net occupancy	59	—		59	59	(2	)(c)	57
Other	388	—		388	324	(13	)(d)	311

Total operating expense	966	(19)		947	804	(15)		789	20%

Income from continuing operations before taxes	$299	$19		$318	$466	$(182)		$284	12%

Memo - Fully taxable equivalent basis:
Total noninterest revenue	$1,149	$—		$1,149	$1,162	$(197)		$965	19%
Net interest revenue	130	—		130	121	—		121	7%

Total revenue	$1,279	$—		$1,279	$1,283	$(197)		$1,086	18%

Income from continuing operations before taxes	$312	$19		$331	$480	$(182)		$298	11%

Pre-tax operating margin (e)	24%			26%	37%			27%

Fee and other revenue as a percentage of total revenue	90%			90%	91%			89%

(a)	Reflects the charge recorded in connection with payments, awards and benefits payable to Mellon’s former chairman and chief executive officer, pursuant to his employment agreement.
(b)	Reflects the gain from the sale of our remaining investment in Shinsei Bank.
(c)	Reflects an additional charge associated with the move to the new Mellon Financial Centre in London.
(d)	Includes the $10 million charge associated with the early extinguishment of debt and a $3 million additional writedown of a business previously identified as held for sale.
(e)	Income from continuing operations before taxes as a percentage of total revenue.